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                                                        1300 Wilson Boulevard
                                                                    Suite 400
[LOGO OF THE MILLS CORPORATION                     Arlington, Virginia  22209
        APPEARS HERE]                                          (703) 526-5000


                                             FOR IMMEDIATE RELEASE

THE MILLS CORPORATION SEEKS
---------------------------
REFINANCING OF EXISTING PROJECTS
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     ARLINGTON, VA, November 21, 1996 -- The Mills Corporation (NYSE:MLS) today announced that it is seeking to refinance existing indebtedness at its Potomac Mills and Gurnee Mills value-oriented, super-regional mall properties through the issuance, by a wholly-owned subsidiary, of approximately $284 million of fixed rate commercial mortgage pass-through certificates. The debt to be refinanced is approximately $287 million of secured variable rate indebtedness, which currently bears interest at a weighted average rate of 6.94% per annum and which matures on various dates between 1997 and 1999. The certificates will evidence beneficial ownership in a trust fund to be created, the principal asset of which will be a mortgage loan secured by the two properties. The certificates are expected to mature in 2026, with targeted prepayment date of 2003. The offering is expected to close by the end of the year. No assurance can be given that the refinancing will occur or, as to the timing or terms thereof.

     The Certificates will not be registered under the Securities Act of 1933 and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1993 and applicable state securities laws. The certificates will be offered within the United States only to Qualified Institutional Buyers (as defined in Rule 14A under the Securities Act of 1993).

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the certificates.

     The Mills Corporation current wholly owns and operates four value and entertainment-oriented mega malls--Potomac Mills (Washington, DC), Franklin Mills (Philadelphia), Sawgrass Mills (Ft. Lauderdale, FL), and Gurnee Mills (Chicago). In addition, the Mills Corporation operates and owns 50% of a fifth

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The Mills Corporation
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value and entertainment-oriented mega mall, Ontario Mills (Los Angeles), which the Company developed together with its partners Simon Property Group and Kan
Am.

     Four other Mills Corporation value and entertainment-oriented projects are currently under development in Grapevine, Texas (Dallas), Tempe, Arizona (Phoenix), the New Jersey Meadowlands (New York/northern New Jersey) and the City of Orange (Los Angeles). The grand openings of Grapevine Mills and Arizona Mills are scheduled for the fourth quarter of 1997.

     In addition to its value-oriented mega malls, the Company owns and operates 11 community centers across the United States.

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Contact:         Susan Goyette - media                   (703)526-5146
                 Larry Winkler - investors               (703)526-5039